Exhibit 10.23

WARF Agreement No. 09-0092

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective December 5, 2008 ("Effective Date"), by and between the Wisconsin Alumni Research Foundation (hereinafter called "WARF"), a nonprofit Wisconsin corporation, and VistaGen Therapeutics, Inc., with offices at 384 Oyster Point Blvd. #8, South San Francisco, CA 94080, USA. (hereinafter called "Licensee"), a corporation organized and existing under the laws of California. WARF and Licensee each may be referred to herein individually as a "Party," or collectively as the "Parties."

WHEREAS, WARF owns or holds certain intellectual property rights to the inventions described in the 4 Licensed Patents defined below;

WHEREAS, WARF has granted to Geron Corporation ("Geron") an exclusive license under the Licensed Patents in certain fields covering Therapeutic Products and Diagnostic Products, as well as a non-exclusive license for Research Products (all defined in Appendix A), which may prohibit WARF from granting Licensee any rights outside those granted in this Agreement;

WHEREAS, Licensee desires to obtain a license under the Licensed Patents and certain Licensed Materials (defined below) and WARF is willing to grant to Licensee such a license under the terms and conditions set forth herein; and

WHEREAS, as of the Effective Date, Licensee does not have any Affiliates (defined in Appendix A); and Licensee will give written notice to WARF of the identity of any future Affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

Section 1. Definitions.

For the purposes of this Agreement, the Appendix A definitions shall apply.

Section 2. Grant.

    A. License.

       (i) WARF hereby grants Licensee and its Affiliatesa world-wide, nonexclusive license under the Licensed Patents to make, further develop, use, import, and receive Licensed Materials for use in
Internal Research.

       (ii) WARF hereby grants Licensee and its Affiliatesa world-wide, nonexclusive license under the Licensed Patents and the Licensed Materials to develop, use, provide, and sell Services in the
Licensed Field.

          (iii) WARF hereby grants Licensee and its Affiliatesa world-wide, nonexclusive license under the Licensed Patents and the Licensed Materials to make, develop, use, sell, offer for sale, and import Research Products in the Licensed Field.

       (iv) The grants of this Section 2A shall only apply to those Affiliates for which Licensee has provided written notice to WARF. Any such identified Affiliates benefiting from such grants shall be bound by all obligations under this Agreement.

    B.       Limited Sublicenses.

       (i) WARF hereby grants Licensee the right to grant written limited sublicenses under the Licensed Patents to transfer, as applicable, Licensed Materials and/or Derivative Materials to Collaborators, Development Partners and Contract Service Providers, in accordance with the following:

          (a) Such a limited sublicense may be granted, in the case of a Collaborator, to enable the Collaborator to engage in a project of collaborative research with Licensee or its Affiliates on Licensed Materials and Derivative Materials and/or the development of Services or Research Products. Such a limited sublicense may include a license to make or use the Licensed Materials, Derivative Materials, Services or Research Products solely for the purpose of the project, but not to sell or transfer any of them to any party other than to Licensee or its Affiliates.

          (b) Such a limited sublicense may be granted, in the case of a Contract Service Provider, to enable the Contract Service Provider to perform specific services in support of Licensee's or its Affiliate's distribution of Services or Research Products (e.g. testing, contract manufacturing, distribution), under a written contract with Licensee, at Licensee's expense, and pursuant to protocols or specifications developed by Licensee. Such a limited sublicense may include a license to make or use the Licensed Materials and Derivative Materials solely for the purpose of providing such services.

          (c) Such a limited sublicense may be granted, in the case of a Development Partner, to enable the Development Partner to collaboratively research, develop, manufacture, or perform other activities necessary for the commercialization of Services or Research Products with Licensee, pursuant to a collaborative agreement. Such a limited sublicense may include a license to make or use the Licensed Materials, Derivative Materials, Services or Research Products, and to make, have made, use, sell, offer for sale, or import Services or Research Products, on behalf of the Development Partner or Licensee and its Affiliates. Additionally, Licensee may grant such limited sublicense rights to up to two Development Partners at any one moment in time, approved in writing by WARF, which approval shall not be unreasonably withheld, who will also be entitled to market and sell to third party customers, in conjunction with marketing and sales efforts of Licensee and its Affiliates, Research Products or Services that were developed under the partnership defined by this Section 2B(i)(c); and Licensee shall pay to WARF the four percent (4%) royalty as set forth in Section 4B on any such sales by said Development Partners.

          (d) In each case specified above for a limited sublicense, the Collaborator, Contract Services Provider, or Development Partner under such sublicense may be referred to herein as a "Sublicensee."

       (ii) Unless otherwise agreed to in writing by WARF, any limited sublicense agreement entered into as allowed under this Section 2B shall terminate upon the termination of this Agreement, and each limited sublicense shall so state. Licensee shall require that its limited sublicensee(s) comply with all relevant requirements of this Agreement and the related Agreement (including without limitation restrictions on the right to use and transfer Licensed Materials) and Licensee shall have the same responsibility for the activities of any limited sublicensee as if the activities were directly those of Licensee. Licensee shall provide to WARF, in confidence, a summary of any sublicense agreement with a Collaborator, Development Partner or a Contract Service Provider, under this Section 2B within thirty (30) days after execution of such limited sublicense agreement.

       (iii) If Licensee receives any fees, minimum royalties in excess of the earned royalties, or other payments in consideration for any rights granted under a limited sublicense under this Agreement to a Collaborator, Development Partner or Contract Service Provider, then Licensee shall pay WARF twenty percent

       (20%) of such payments as a "Sublicensing Fee," in the manner specified in Section 4F, provided however, said Sublicensing Fee obligation is not applicable to (i) any payments based directly upon the amount or value of Services or Research Products sold by the sublicense (earned royalty payments), (ii) any equity investment made at or below fair market value by the sublicensee in Licensee or its Affiliates, or (iii) any payments done for work to be performed by Licensee or its Affiliates.

    C. Restrictions and Limitations.

    Licensee acknowledges and agrees that the licenses granted under this Agreement do not provide any right or license to: (i) grant any sublicenses under this Agreement to any third parties except as provided for in Section 2B; (ii) make, have made, use, sell, offer for sale, import or otherwise transfer Therapeutic Products (other than therapeutic molecules as described in Section 4E) or Diagnostic Products incorporating the Licensed Materials or ■ cellular derivatives of the Licensed Materials; or (iii) use the inventions of the Licensed Patents, Licensed Materials £ or any Derivative Materials in the manufacture or distribution of Research Products in fields outside of the Licensed Field for any commercial purpose or in human clinical trials.

    D. License to WARF.

    Licensee hereby grants to WARF a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses only to the University of Wisconsin, the WiCell Research Institute and the Morgridge Institute for Research, to practice and use Developments only for Non-Commercial Research Purposes. Any such sublicensees shall be obligated to comply with the foregoing limitations and will not be entitled to grant further sub-sublicenses. The Developments shall be Licensee's Confidential Information and governed by Section 13.

Section 3. Reporting.

    A. Licensee shall develop, manufacture, market and sell Research Products and Services in the Licensed Field throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in the Development Plan attached hereto as Appendix C, subject to updates and modifications to be made from time to time in accordance with the requirements of this Agreement by Licensee. Licensee agrees that said Development Plan is reasonable and that Licensee shall take all reasonable steps to pursue the development program as set forth therein.

    B. By July 31, 2009 and annually thereafter during the term of this Agreement, Licensee shall provide to WARF an annual written Development Report summarizing Licensee's development activities since the last Development Report, together with any modifications made by Licensee to its Development Plan. WARF reserves the right to audit Licensee's records relating to the development activities licensed hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C. Licensee acknowledges that the failure to timely provide the annual Development Report, or the providing of false information to     WARF regarding Licensee's development activities hereunder, shall be a material breach of the terms of this Agreement, subject to the right to cure under Section 7.

    D. All information furnished to WARF pursuant to this Section 3 shall be Licensee's Confidential Information and governed by Section 13.

Section 4. Consideration.

    A.       License Fee.

       (i)       Licensee agrees to pay to WARF a license fee of two hundred twenty-five thousand dollars ($225,000) payable in installments as follows:

        Installment Amount

       Due Date

          (a) $28,125                                            30 days after Effective Date
      (b) $28,125                                            the earlier of (i) first anniversary of Effective Date, or (ii) Licensee's receipt of $ 10 million equity funding
          (c) $56,250                                            second anniversary of Effective Date
          (d) $56,250                                            third anniversary of Effective Date
          (e) $56,250                                             fourth anniversary of Effective Date

       (ii) If this Agreement is terminated before the fourth anniversary of the Effective Date, any remaining installments of the license fee shall become due and shall be paid within thirty (30) days after such termination.

    B. Royalty.

       (i) In addition to the Section 4A license fee, Licensee agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Research Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of thirty (30) days after the date Licensee invoices the customer for the Selling Price. The royalty shall remain fixed while this Agreement is in effect at a rate of four percent (4%) of the Selling Price of Research Products.

       (ii) Licensee also agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Services in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of thirty (30) days after the date Licensee invoices the customer for the Selling Price. The royalty shall remain fixed while this Agreement is in effect at a rate of four percent (4%) of the Selling Price of Services.

       (iii) If Licensee is required to make payments to an unaffiliated third party for a license or similar right to such third party's patents, in the absence of which right or license Licensee could not legally make, use or sell Research Products or Services, then the royalty payable under this Section 4B shall be reduced by one half of royalties payable to such third parties on that Research Product or Service; provided, however, that the adjusted royalty rate to WARF will be no less than fifty percent (50%) of the applicable royalty rate payable to WARF under this Agreement for such Research Products or Services.

       (iv) In the event that the sale, lease, or other transfer by Licensee of Research Products or Services under this Agreement also requires payment to WARF of royalties under any other agreement between WARF and Licensee, the cumulative earned royalties owed to WARF for that Research Product or Service under all such agreements shall not exceed the single highest royalty as set forth in those agreements. Licensee shall pay to WARF royalties under all such agreements individually and on a pro rata basis.

       (For example, if Licensee owes to WARF a two percent (2%) earned royalty under this Agreement and a three percent (3%) earned royalty under a separate agreement, the cumulative royalties owed to WARF shall be there percent (3%), but shall be paid proportionately under each agreement in payments of 2/5 of three percent (3%) under this Agreement and 3/5 of three percent (3%) on the other.)

       (v) For avoidance of doubt, with respect to payment of earned royalties by Licensee:

          (a)      If Licensee renders Services to a customer applicable to such customer's own molecules, Licensee will pay royalties on the Selling Price of Services invoiced for the sale of the Services, but Licensee shall not owe royalties for any sales by the customer of such customer's molecules by reason of such Services.

          (b) If Licensee sells Research Products to a customer, and the customer uses the Research Product in connection with the customer owned molecules, Licensee will pay royalties on Selling Price of Research Products invoiced for the sale of the Research Product, but Licensee shall not owe royalties for any sales by the customer of such customer's molecules by reason of such use of such Research Product.

    C. Minimum Royalty.

    Licensee further agrees to pay to WARF a minimum royalty of twenty thousand dollars ($20,000) per calendar year during which this Agreement is in effect, starting in calendar year 2009, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Research Products or Services requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual nrinimum royalty due WARF for any other given calendar year. If this Agreement is terminated early, the minimum amount will be prorated for that final year.

    D. Patent Administration Fee. Licensee agrees to pay WARF a patent administration fee as follows: $5,000 on the second anniversary of the Effective Date; and $5,000 on the third anniversary of the Effective Date.

    E. If Licensee, its Affiliates, or sublicensees identify or discover a therapeutic molecule as a result of the use of rights granted under this Agreement, and such molecule is proprietary to Licensee, Affiliates or sublicensees, then Licensee will pay to WARF milestone fees as follows in accordance with Section 4F:

       (i) For each such molecule for which Licensee, its Affiliates or applicable sublicensee initiates a Phase 2 (or equivalent) clinical study: seventy-five thousand dollars ($75,000).

       (ii) For each such molecule for which Licensee, its Affiliates, or applicable sublicensee receives governmental regulatory approval to market the molecule: two hundred fifty thousand dollars ($250,000).

       (iii) No royalties shall be owed for sales of any such therapeutic molecule.

    F. Accounting; Payments.

       (i) Amounts owing to WARF under Section 4B of this Agreement shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

       (ii) Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars. All royalties owing with respect to net Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

       Vistagen License 09-0092

       (iii) A full accounting showing how any amounts owing to WARF under Section 4B have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and Service or Research Product line, model or tradename basis (as applicable) and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to WARF, a written statement setting forth that fact shall be supplied to WARF.

Section 5.       Certain Warranties.

    A. Except as provided under Section 14 of this Agreement with respect to U.S. Government interests, WARF warrants that it has the right to grant the licenses granted to Licensee in this Agreement. Nothing in this Agreement shall, however, be construed as: (i) a warranty or representation by WARF or Licensee as to the validity or scope of any of the Licensed Patents; (ii) a warranty or representation that anything made, used or transferred under the license granted in this Agreement will or will not infringe patents of third parties; (iii) an obligation to furnish any assistance, or know-how not provided in the Licensed Patents or any materials or services other than those specified in this Agreement; or (iv) an obligation to file any patent application or secure or maintain any patent right.

    B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE NONINFRINGEMENT OR USE OF ANY PRODUCT OR SERVICE UNDER THIS AGREEMENT.

    C. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL WARF, WICELL, OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES (INCLUDING WITHOUT LFMITATION ANY INVENTORS OF THE LICENSED PATENTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

    D. If any one of the following U.S. Patent Nos., or its corresponding foreign patent (the "Base Licensed Patents"): US 7,029,913, US 6,200,806, US 5,843,780 are ultimately abandoned or held by a court of competent jurisdiction to be invalid or unenforceable for a particular territory after the exhaustion of all available appeal periods, WARF and Licensee shall in good faith negotiate an equitable reduction in the earned royalty payment obligations of Licensee under this Agreement in the applicable territory. If all three Base Licensed Patents are ultimately abandoned or held by a court of competent jurisdiction to be invalid or unenforceable in a particular territory, after the exhaustion of all available appeal periods, then no further earned royalty payments by Licensee shall be owed or payable under this Agreement for said territory.

    E. If applicable, to the extent required by the Bayh-Dole Act, (35 U.S.C. § 204 and applicable Regulations 37 C.F.R.), Licensee shall manufacture substantially in the United States Licensed Products for sale in the United States.

Section 6. Recordkeeping.

    A. Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee's accounting referred to above, including without limitation inventory, purchase and invoice records relating to any Services and/or Research Productssold under this Agreement. In addition, Licensee shall keep books and records sufficient to reasonably verify the accuracy and completeness of Licensee's reports. Such documentation may include, but is not limited to, invoices for studies, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development. All such books and records shall be preserved for a period not less than six (6) years after they are created during the term of this Agreement.

    B. Licensee shall take all steps reasonably necessary so that WARF may, within thirty (30) days of its request, review Licensee's books and records to allow WARF to verify the accuracy of Licensee's Development Reports and the payments made to WARF. Such review will be performed no more than once every 12 months and by an attorney or registered CPA and scientific expert, designated by WARF, professionally qualified, under confidentiality agreement, and mutually agreeable to Licensee (which agreement shall not be unreasonably withheld), at WARF's expense, upon reasonable notice and during regular business hours.

    C. If a royalty payment deficiency is determined, a report thereof will be presented to Licensee's auditors for review and confirmation; and if there is any disagreement about the alleged reported deficiency, the parties shall endeavor to resolve such disagreement using a mutually approved expert. Licensee shall pay the finally determined royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4F(i). If a royalty payment deficiency for a calendar year exceeds the lesser of twenty five percent (25%) of the royalties paid for that year or $50,000, then Licensee shall be responsible for paying WARF's reasonable, verifiable out-of-pocket expenses incurred with respect to such review, but in no case more than the amount of the deficiency as finally determined.

Section 7.       Term and Termination.

    A. The term of this license shall begin on the Effective Date and continue until the expiration of the last to expire Licensed Patents, unless otherwise earlier terminated as provided herein.

    B. Licensee may terminate this Agreement at any time by giving at least sixty (60) days written and unambiguous notice of such termination to WARF.

    C. If Licensee at any time defaults in the timely payment of any monies due to WARF, or the timely submission to WARF of any report, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents or Licensed Materials to its creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.

    D. Upon termination of this Agreement, the licenses granted herein shall immediately terminate. In the event of termination under Section 7B or 7C above, Licensee shall have sixty (60) days to cease all activities involving the use of the Licensed Materials and any Derivative Materials for any purpose, and shall destroy all Licensed Materials and Derivative Materials in its possession. Licensee shall remain obligated to pay any fees prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

    E. The Parties agree that Sections 7, 11,12, 13 and Appendix A shall survive any termination of this Agreement.

    F. Licensee acknowledges and agrees that damages may not be an adequate remedy in the event of a breach of this Agreement by Licensee. Licensee therefore agrees that WARF shall be entitled to seek immediate and permanent injunctive relief from a court of competent jurisdiction in addition to any other rights or remedies otherwise available to WARF.

Section 8.       Assignability; Change of Control.

Licensee may not assign or transfer this Agreement, nor any of the rights granted herein, except pursuant to a Change of Control Event, without the prior written consent of WARF. Licensee shall notify WARF in writing promptly in the event of any Change of Control Event and, with respect to a transfer to or merger with any non-Affiliate that does not have a license from WARF to the Base Licensed Patents having equal to or greater than 500 employees, pay to WARF a fee of $300,000 to allow the transfer of the license granted herein to that non-Affiliate to whom control has been transferred.

Vistagen License 09-0092

Section 9,       Contest of Validity.

In the event Licensee contests the validity of any Licensed Patent, Licensee shall continue to pay all amounts owed under this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10. Enforcement.

WARF intends to protect the Licensed Patents against infringers, or otherwise act to eliminate infringement when, in WARF's sole judgment and discretion, such action may be reasonably necessary, proper and. justified. In the event that Licensee believes there is infringement of any Licensed Patents related to the Research Products or the Services, Licensee shall provide WARF with notification and reasonable evidence of such infringement. If m WARF takes action to remedy the infringement, Licensee agrees to provide reasonable assistance to WARF as 41 requested by WARF and at WARF's expense. If WARF does not take action to remedy said infringement within six (6) months or takes action but fails to diligently continue such effort, and Licensee establishes by reasonable evidence that the infringing party is creating a financial business disadvantage for Licensee, Licensee and WARF shall in good faith negotiate a temporary reduction the royalty payment amounts owing to WARF by an equitable amount according to the business disadvantage caused by the infringement, which reduction shall be temporary until such infringement is abated.

Section 11.      mdemnification and Insurance.

    A. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF, WiCell™ Research Institute ("WiCell"), the University of Wisconsin (the "University"), and their respective trustees, directors, officers, shareholders and employees (including without limitation any inventors of the Licensed Patents) (each, an "Indemnitee") harmless against all liabilities, demands, damages, settlements, suits, claims, proceedings, costs and expenses, including legal expenses and reasonable attorneys fees, arising from the rights granted to Licensee under this Agreement and arising out of or relating to the death of or injury to any person or persons or any damage to property, due to the use of the Licensed Materials or any Derivative Materials or Developments or the provision of Services. WARF at all times reserves the right to select and retain counsel of its own to defend WARF's interests in any such proceeding.

    B. Licensee warrants that it now maintains and will continue to maintain liability insurance coverage reasonably appropriate to the risk involved in using the Licensed Materials and any Derivative Materials under this Agreement, and that such insurance coverage is sufficient to cover WARF and the inventors of the Licensed Patents and Licensed Materials as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that such coverage is being maintained. In addition, Licensee shall provide WARF with notice of any change in or cancellation of the insurance coverage.

Section 12.      Use of Names; Press Release.

    A. Neither Party shall use the other's name, the name of any inventor of the Licensed Patents, or the name of VistaGen, its Affiliates, WARF, WiCell™ or the University in any other form of publicity without the prior written approval, which shall not be unreasonably withheld, of the entity or person whose name is being used, except where a disclosure is required by any applicable law or the rules of any securities exchange.

    B. Notwithstanding the foregoing, the Parties will make a joint press release regarding the execution of this Agreement, the final form of which will be subject to approval of the Parties prior to its release to the public. For subsequent press releases and other written public disclosures relating to this Agreement or the Parties' relationship hereunder (each, a "Proposed Disclosure"), each Party will use reasonable efforts to submit to the other Party a draft of such Proposed Disclosure for review and comment by the other Party at least five (5) business days prior to the date on which such party plans to release such Proposed Disclosure. The Parties shall review and consider in good faith any comments provided in response and no Proposed Disclosure shall be released without the written consent of both Parties

    C. If a Party is unable to comply with the foregoing five (5) business days notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party will not be in breach of this Agreement but will in that case give telephone notice to a senior executive of the other Party and provide a draft disclosure with as much notice as is reasonably feasible prior to the release of such Proposed Disclosure.

    D. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to disclose the fact of the existence of this Agreement, and that this Agreement involves the Licensed Patents and the Licensed Field.

Section 13. Confidentiality.

Both Parties agree to keep any information identified as confidential ("Confidential Information") by the disclosing Party, confidential using methods at least as stringent as each Party uses to protect its own confidential information, and to not use such Confidential Information for any purposes other than in accordance with the terms of this Agreement. Confidential Information shall include, without limitation, any information provided to WARF under Sections 3, 4, and 6. The confidentiality and use obligations set forth above apply to all or any part of information disclosed hereunder except to the extent that:

       (i) Licensee or WARF can show by written record that they possessed the information prior to its receipt from the other party;

       (ii) the information was already available to the public or became so through no fault of Licensee or WARF;

       (iii) the information is subsequently disclosed to Licensee or WARF by a third party that has the right to disclose it free of any obligations of confidentiality; or

       (iv) five (5) years have elapsed from the expiration of this Agreement.

Licensee acknowledges and agrees that nothing contained in this Section 13 shall be construed to limit or preclude WARF from negotiating or entering into any agreements with third parties under terms and conditions similar to that set forth in this Agreement.

Section 14.      United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of the Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right, to the extent such right is legally applicable.

Section 15.      Patent Marking.

Licensee shall mark all Service Agreements, Research Products or Research Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. § 287.

Section 16. Miscellaneous.

    A. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin, without reference to its conflicts of laws principles.

    B. The parties hereto are independent contractors and not joint venturers or partners.

    C. If the enforcement of any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically deleted, upon written notification to the other Party, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

    D. WARF and Licensee have each been represented by counsel who participated in the preparation of this Agreement. This Agreement reflects a negotiated compromise between the Parties. Neither Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement. The Section headings contained in this Agreement are for reference purposes only
W m and shall not in any way affect the meaning or interpretation of this Agreement.

    E. This Agreement is not intended to be for the benefit of and shall not be enforceable by any third party. Nothing in this Agreement, express or implied, is intended to or shall confer on any third party any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any right that exists irrespective of this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

Section 17. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when received if sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

    (a)      WARF Research Institute, Inc. Attn: Director of Licensing 614 Walnut Street Madison, Wisconsin 53726

    (b)  VistaGen Therapeutics, Inc. Attn: Chief Executive Officer 384 Oyster Point Blvd. #8 South San Francisco, CA 94080

    (c)  with a copy to VistaGen's legal counsel: Knox Bell

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121-2133

Section 18. Integration.

This Agreement constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere in this Section 18, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

Section 18. Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated

below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

Vistagen License 09-0092
Craig jfChfistianson, Director of Licensing

    A. "Affiliate" and "Affiliates" shall refer to and mean any entity controlled by or under common control of Licensee. As used herein, "control" shall refer to and mean ownership of greater than fifty percent (>50%) or more of the outstanding voting equity of an entity.

    B. "Change of Control Event" is defined as: (i) the sale or disposition of all or substantially all the assets of the Company or its direct or indirect parent corporation; (ii) the reorganization, merger, consolidation, or similar transaction involving the Company or its direct or indirect parent corporation which results in the voting securities of such entity outstanding immediately prior to that transaction ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such transaction; (iii) the acquisition in one or more transactions by any "person", as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any of such person's "affiliates" or "associates", as such ^ terms are used in the Exchange Act, of 40% or more of the outstanding shares of the voting capital stock of the Company or its direct or indirect parent corporation (excluding any employee benefit plan or related trust sponsored or maintained by that entity)[; or (iv) the individuals who are the directors of the Company or its direct or indirect parent corporation as of the effective date of this Agreement ("Incumbent Directors") ceasing for any reason to constitute at least fifty percent (50%) of the board of directors of that entity; provided, however, that if any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director shall be considered an Incumbent Director.

    C. "Collaborator" shall mean a person working in a commercial role or a commercial organization with which Licensee enters into a written agreement for a specific project to be managed or coordinated by Licensee involving research and/or development for Research Products or Services.

    D. "Contract Service Provider" shall mean a third party person or organization with which Licensee enters into a written contract for the third party to furnish specific services (e.g., testing, contract manufacturing, distribution, etc.) to Licensee in support of Licensee's sale or distribution of Research Products or Services.

    E. "Derivative Materials" shall refer to and mean any compositions or materials derived from the use of the Licensed Materials, or produced by the use of the Licensed Materials, or which incorporate wholly or partially the Licensed Materials, including without limitation, fully or partially differentiated cells or cell lines derived from the Licensed Materials.

    F. "Development" and "Developments" shall mean Derivative Materials, and any patentable inventions that are conceived, reduced to practice, or developed through the use of the inventions of the Licensed Patents, Licensed Materials or Derivative Materials. For avoidance of doubt, Derivative Materials and Developments do not include any molecules of Licensee or its Affiliates, Sublicensees, or customers which are not covered by the Licensed Patents.

    G. "Development Partner" shall mean a person or organization with which Licensee enters into a specific written collaborative agreement for research and development, manufacturing, marketing, or other activities necessary for the commercialization of Research Products or Services.

    H. "Development Report" shall mean the written report provided under Section 3 describing each Development to be patented or commercialized by Licensee.

    I.       "Diagnostic Products" shall refer to and mean products or services that (i) are used in the diagnosis,

prognosis, screening or detection of disease in humans, and (ii) which employ, or are in any way produced or manufactured by, or discovered, identified, developed or otherwise arise out of any research involving, the practice or use of the inventions of the Licensed Patents, or that would otherwise constitute infringement of any claims of the Licensed Patents.

    J. "Internal Research" shall refer to and mean research conducted internally by Licensee, or its Affiliates at Licensee's or Affiliate's facilities.

    K. "Licensed Field" shall be limited to the fields of (a) Research Products sold solely for an end-user's internal research purposes, and (b) Services rendered by Licensee and its Affiliates, and Services rendered by Development Partners as permitted by Section 2B(i)(c).

    L. "Licensed Materials" means primate (including human) embryonic stem cells covered by the valid claims in the Licensed Patents and which meet the following conditions:

       (i) For embryonic stem cells created prior to April 26, 2005, the embryonic stem cell must be either: (1) listed on the NIH Human Embryonic Stem Cell Registry at http://escr.nih.gov; or (2) derived from excess embryos created for the purpose' of in vitro fertilization with appropriate consent of the donor couple and not for the purpose of creating embryonic stem cells; or (3) derived from embryos created specifically for research purposes either by in vitro fertilization or by somatic cell nuclear transfer, for which the following additional conditions apply: (a) the embryo0may not have been maintained in vitro for more than 14 days; (b) the gamete donor(s) and somaticcell donor (if any) made the donation without payment beyond reimbursement for reasonable expenses associated with donation; (c) in the case of egg donation, the donor was fully informed of the risks to herself; (d) the gamete donor(s) and somatic cell donor (if any) were fully informed of the purposes to which their donated materials would be put; (e) the research could not be done equally weU using surplus IVF embryos originally created for reproductive purposes; (f) the research protocol, including gamete collection, somatic cell collection, embryo management and stem cell derivation is approved by an appropriate Institutional Review Board; and (g) protections are in place to prevent misappropriation of embryos created specifically for research.

       (ii) For embryonic stem cells created from embryos created after April 26, 2005, the embryonic stem cells must be derived from embryos and under conditions in compliance with the "Guidelines for Human Embryonic Stem Cell Research" established by the National Research Council Institute of Medicine of the National Academies (the "NAS Guidelines").

       (iii) For embryonic stem cells created after April 26, 2005 from embryos generated prior to April 26, 2005, and which do not meet the NAS Guidelines, the embryonic stem cells must meet one of the conditions set forth in paragraph (i) above and be created using protocols substantially in compliance with the requirements of the NAS Guidelines.

    M. "Licensed Patents" shall refer to and mean those patents and patent applications listed on Appendix B attached hereto, all foreign equivalents and any subsequent patent application owned by or licensed to WARF, but only to the extent it claims priority to an invention claimed in a patent application or patent listed on Appendix B Said pendmg patent applications shall cease to be included in this definition if and when the application is abandoned or a non-appealable rejection of all included claims issues.

    N- "Non-Commercial Research Purposes" shall mean the use for internal academic research purposes or other internal not-for-profit or scholarly purposes not involving any: (1) performance of services for a commercial entity or (2) production or manufacture of products for sale to third parties; or (3) research wherein a sponsor receives a right, whether actual or contmgent, to use the results of th research for purposes other than non-commercial research purposes.

    O. "Research Products" shall refer to and mean products that: (i) are used as research tools, including in drug discovery and development, and (ii) employ, or are in any way produced or manufactured by, or discovered identified, developed or otherwise arise out of any research involving, the practice of the Licensed Patents or (iii) are covered by the Licensed Patents.

    R "Selling Price of Research Products" shall mean the selling price invoiced by Licensee or its Affiliates for the sale of Research Products, net of any rebates, discounts, credits, allowances, chargebacks, and returns actually given to the customer, and net of any taxes, tariffs, duties, and transportation costs actually included in said invoice, and net of any debts uncollectable despie Licensee's commercially reasonable collection efforts.

    Q- "Selling Price of Services" shall mean the selling price invoiced by Licensee or its Affiliates for rendering Services, net of the actual costs incurred to render said Services, and net of any rebates, discounts, credits, allowances, and chargebacks actually given to the customer, and net any debts uncollectable despite Licensee's commercially reasonable collection efforts.

    R. "Services" shall refer to and mean any service (i) using the Licensed Materials, Derivative Materials, or the inventions claimed in the Licensed Patents, or (ii) that employ or. are in any way provided by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

    S.   "Sublicensee" is defined in Section 2B(i)(d).

    T-   "Therapeutic Products" shall refer to and mean products or services that (i) are used in the treatment of disease p m in humans, and (ii) which employ, or are in any way produced or manufactured by, or discovered, identified, developed or otherwise arise out of any research involving, the practice or use of the inventions of the Licensed Patents, or (hi) that would constitute infringement of any claims of the Licensed Patents.

LICENSED PATENTS

Category	Title	Lead Inventor	WARF Reference Number(s)	Countries	U.S. Publications	Issued Patents (U.S.)
ease	Primate Embryonic Stem Cells	James A. Thomson	P02115; P05206; P06228; P96014; P98222	US; EP; CA; WO	2005-0164381	7,029,913 5,843,780 6,200,806
1	Serum-Free Cultivation of Primate ES Cells	James A. Thomson	P03122; P07322; P99275	US; AU; BR; CA; CN; EP; HK; IL; IN; IS; JP; KR; MX; NO; NZ; SG	2003-0190748	7,217,569 7,005,252
1	Master Human Stem Cell Lines for Gene Expression and Knockdown	Su-Chun Zhang	P07393	US

Intermediate Differentiation	Methods Of Making Differentiated Cells From Primate Embryonic Stem Cells	James A. Thomson	P08333	US
	Differentiation of Stem Cells to Endoderm and Pancreatic Lineage	Jon Odorico	P04361; P06310	US	2005-0260749 2007-0259423
	Hematopoietic Differentiation of hESCs	Dan S. Kaufman	P00032; P02058; P07426	AU; BR; CA; CN; EP; IL; IN; IS; JP; KR; LU; MX; NO; NZ; SE; SG; US; WO		6,280,718 6,613,568
	Method of In Vitro Differentiation of Transplantable Neural Precursor Cells From Primate ES Cells	Su-Chun Zhang	P01258	US		6,887,706
	Endothelial Cells Derived from Primate ES Cells	DanS. Kaufman	P02004	AU; CA; CN; EP; HK; IL; IN; IS; JP; KR; LU; MX; NZ; SE; SG; US	2003-0166273	7,176,023
	Method of Making Embryoid Bodies from Primate ES Cells	James A. Thomson	P03410; P99276	US; AU; BR; CA; CN; EP; HK; IL; IN; IS; JP; KR; MX; NO; NZ; SG	2004-0023376	7,220,584 6,602,711
	Method of Forming Mesenchymal Stem Cells from ES Cells	J. Wesley Pike	P04247	AU; CA; EP; GB; IL; JP; KR; SG; US	2006-0008902
	Directed Differentiation of hESCs into Mesenchymal/Stromal Cells	Peiman Hematti	P06324	US
	In Vitro Differentiation of Hematopoietic Cells from Non-Human Primate and Human ES Cells	Deepika Rajesh	P06420	US; WO
	Generation of Clonal Mesenchymal Cells from hESCs in Serum-Free Conditions	Igor 1. Slukvin	P07264	US

Media/Growth	Cryopreservation of Pluripotent Stem Cells	Sean P. Palecek	P03369	US	2005-0106554
	Defined Surfaces Of Self-Assembled Monolayers And Stem Cells	Laura L. Kiessling	P05364	US	2007-0207543
	Method of Reducing Cell Differentiation	Sean P. Palecek	P03370	US	2005-0106725
	Improved Culture Of Stem Cells	Veit Bergendahl	P08168	US; WO
	Physiological Culture Conditions for ES Cells	James A. Thomson	P03274	US	2004-0224401
	Feeder-Independent Extended Culture of ES Cells	Ren-He Xu	W04001	AU; CA; CN; EP; GB; IL; IN; IS; JP; KR; NZ; SE; SG; US	2006-0014279
	Cultivation of Primate ES Cells	James A. Thomson	W05007	AU; CA; CN; EP; GB; IL; JP; KR; SG; US	2005-0244962

Category	Title	Lead Inventor	WARF Reference Number(s)	Countries	U.S. Publications	Issued Patents (U.S.)
Other	Directed Genetic Modifications of Human Stem Cells	Thomas P. Zwaka	P02339; W08003	AU; CA; EP; GB; IL; KR; SG; US	2006-0128018
	Method for Generating Primate Trophoblasts	Ren-He Xu	W03002; W07001; W08002	AU; CA; CN; EP; HK; IL; IN; IS; JP; KR; MX; NZ; SG; US	2007-0037280	7,148,062

Terminal Differentiation	Method of In Vitro Differentiation of Neural Stem Cells, Motor Neurons, and Dopamine Neurons from Primate ES Cells	Su-Chun Zhang	P04277	US	2005-0095706
1	Method of Forming Dendritic Cells from ES Cells	Igor 1. Slukvin	P04434	AU; EP; GB; IL; JP; KR; SE; SG; US	2006-0275901
1	Differentiation of Pluripotent ES Cells	Thomas P. Zwaka	P05101	US	2006-0223179
	Method of Generating Myelinating Oligodendrocytes from ES Cells	Su-Chun Zhang	P07394	US
	A Method for Generating Keratinocytes and Keratinocyte Precursors from hESCs	Sean P. Palecek	P07402	US

WARF ROYALTY REPORT

Licensee:
Inventor:

Period Covered: From:

Prepared By:
Approved By:

Agreement No:
WARF Ref. #:
Through:
Date:
Date:

If license covers several major Service lines, please prepare a separate report for each line, and combine all Service lines into a summary report.

Report Type:    □ Single Service Line Report:_
□ Multiproduct Summary Report: Page 1 of                                                                                            Pages
□ Service Line Detail. Line:                                                           Tradename:                                   Page:
Report Currency:                                                                                                                □ U.S. Dollars    □ Other

The following royalty forecast is non-binding and for WARF's internal planning purposes only:
Royalty Forecast Under This Agreement: Next Quarter:Q2: Q3:

* On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist WARF's forecasting, please comment on any significant expected trends in sales volume.

DEVELOPMENT REPORT

A. Date development plan initiated and time period covered by this report.

B. Development Report.

    1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

    2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities.

    1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

    2. Estimated total development time remaining before a Service will be commercialized.

D. Changes to initial development plan.

    1. Reasons for change.

    2. Variables that may cause additional changes.

E. Items to be provided if applicable:

    1. Information relating to Service that has become publicly available, e.g., published articles, competing Services, patents, etc.

    2. Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

    3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

WARF

Attn.: Contract Coordinator 614 Walnut Street P.O. Box 7365 Madison, WI 53707-7365

DEVELOPMENT PLAN

Phase
( urdio-lnx services
2 academic collaboration partners via sponsored research projects for cardio-tox development and validation of system with known test compounds
Collaboration for development of services and research product hardware, MEA system, electronic data acquisition, hardware validation and robustness development

Start work with 1-2 industrial validation collaborators that will support the testing of the cardio-tox assay and provide known compounds and unknown/undisclosed test compounds
Complete in vitro initial cardiac safety validation and finalize SOPs
Commercialization with early industrial adopters of cardio-tox services
2-3 corporate partners for small scale test runs, pilot projects and affirmation by independent validations
Expansion of cardio-tox services possibly with development partners
Estimated full scale commercial rollout - implementation of broader market penetration Development of cardio-tox research products for sale to Big Pharma increase of commercial production of research products, improve internal cell storage, implement robotics, address independent accreditation where necessary
Partnership for development and marketing of research products with instrument manufacturer, SOP development

Hepato-tox assays services
Sponsored research with 1-2 academic collaborators on further developing the differentiation of hepatocytes
Validation studies with primary tissue sources of hepatocytes for drug metabolism, toxicity and gene expression
Validation with pharmaceutical industrial collaborator including blinded compound runs and SOP finalization
Phase
Commercialization with early adopters of hepato-tox services
1-2 industrial validation collaborator(s) that will support the testing of the hepato-tox assays and provide known compounds and blinded test compounds
Small scale commercial services geared toward possible expansion
Expansion of hepato-tox services
Larger scale commercialization
KttH-iskt till cii hjj (iisimii\ mt\ict.s
Convert and expand the murine assays to human ES Cell-derived beta-islet cell in vitro drug discovery assays
Validate human ES Cell systems for normal human beta-islet cell biology

Engage in 1 or more industrial partnerships to run drug discovery as a service for these partners

WARF Agreement No.
WISCONSIN MATERIALS ADDENDUM

This Addendum is made effective the                                                                                  day of               ,           , by and between Wisconsin
Alumni Research Foundation (hereinafter called "WARF"), a nonprofit Wisconsin corporation, and
. (hereinafter called "Licensee"), a corporation organized and existing under the laws of Wisconsin.

WHEREAS, WARF and Licensee have entered into License Agreement No. , effective,           (the "Patent Rights Agreement"), granting Licensee the right under certain LicensedPatents to make, use and receive Licensed Materials for use in Internal Research;

WHEREAS, WARF also holds certain rights in human embryonic stem cell lines developed by James A. Thomson of the University of Wisconsin - Madison, working either alone or with other researchers at the University (the "Wisconsin Materials" as defined below); and

WHEREAS, Licensee desires to obtain from WARF the Wisconsin Materials to maintain and use in accordance with the Patent Rights Agreement and the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties further agree as follows:

    1. Except as otherwise provided in this Addendum, all terms and conditions previously set forth in the Patent Rights Agreement shall remain in effect as set forth therein. In the event that this Addendum and the Patent Rights Agreement are inconsistent with respect to any terms and conditions pertaining to the Wisconsin Materials, the terms and provisions of this Addendum shall supersede the terms and provisions of the Patent Rights Agreement.

    2. "Wisconsin Materials" shall mean any and all embryonic stem cells and cell lines provided to Licensee by WARF or a third party authorized by WARF, including any progeny, unmodified derivatives, genetically modified embryonic stem cells or clones of those cells or cell lines. Within thirty (30) days of the Effective Date of the Patent Rights Agreement, WARF shall provide Licensee, without additional charge, two aliquots each of the following embryonic stem cell lines: HI, H9, H7, HI3b and H14. In addition, Licensee shall be entitled to enroll two of its employees in the three-day Human Embryonic Stem Cell Culture Methods Course offered by the WiCell Research Institute, free of charge.

    3. As used in the Patent Rights Agreement, "Licensed Materials" shall further include the Wisconsin Materials; provided, however, that Licensee shall not have the right to:

       (a) intermix the Wisconsin Materials with an intact embryo, either human or nonhuman;
       (b)  implant the Wisconsin Materials or any products of the Wisconsin Materials in a uterus, including Derivative Materials derived from the Wisconsin Materials;
       (c) attempting to make whole embryos by any method using the Wisconsin Materials.
       (d) use the Wisconsin Materials for therapeutic purposes.

    4. Licensee agrees that on or before June 30th of each year in which this Addendum is in effect, License will submit to WARF a signed Annual Certification Statement as set forth on Exhibit A confirming compliance with the above restrictions. Licensee agrees that it will comply with all applicable laws, regulations and government orders with respect to any use of the Wisconsin Materials, and shall, as

Vistagen License 09-0092

appropriate, seek and comply with the decisions and recommendations of any applicable Institutional Review Board or similar body.

    5. Wisconsin Materials are the property of WARF and are being made available to Licensee as a service by WARF. Ownership of all Wisconsin Materials, including any progeny or modified versions thereof, shall remain with WARF, regardless of whether such Wisconsin Materials are received from WARF or an authorized third party. Any Wisconsin Materials provided hereunder will be returned to WARF or destroyed upon a material breach of any terms of this Addendum or the Patent Rights Agreement.

    6. Licensee agrees to communicate to WARF all publications and/or research results made public by Licensee based on research using the Wisconsin Materials. In addition, any reports, publications, or other disclosure of results obtained with the Wisconsin Materials will acknowledge WARF as the original source of the Wisconsin Materials and, in the event that the Wisconsin Materials were received from an authorized third party, the conditions in which such Wisconsin Materials were maintained prior to their transfer.

    7. Licensee may not assign or transfer this Addendum, nor any of the rights granted herein, except pursuant to a Change of Control Event, without the prior written consent of WARF, such consent not to be unreasonably withheld. This Addendum shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:                                                                Date:

Craig J. Christianson, Director of Licensing

LICENSEE

By:                                                                Date:

(insert name)

WARFRef.: Thomson -

EXHIBIT A

ANNUAL CERTIFICATION

. ("Licensee") hereby warrants that it is in compliance with all aspects of Agreement Nos.and                 A between the Wisconsin Alumni Research Foundation ("WARF") and Licensee, including butnot limited to the restrictions on the use, sale or transfer of the Licensed Materials, including the Wisconsin Materials. Licensee urther warrants and certifies that it is not engaged in, and has not been engaged in, any of the following:

(a) mixing of Wisconsin Materials with an intact embryo, either human or non-human;(b) implanting Wisconsin Materials or products of the Wisconsin Materials in a uterus; or(c) attempting to make whole embryos with Wisconsin Materials by any method.

The individual signing for the Licensee, hereby warrants that he or she is a representative legally authorized to sign on behalf of that entity.

LICENSEE.

By:                                                                Date:

R U A R F

Wisconsin Alumni Research Foundation

PO Box 7365 Madison, Wl 53707-7365 PH: 608-263-2500 FAX: 608-263-1064

www.warf.org

February 12, 2009

Chief Executive Officer VistaGen Therapeutics, Inc. 384 Oyster Point Blvd. #8 South San Francisco, CA 94080

  RE:    Materials Addendum between Vistagen and the Wisconsin Alumni Research Foundation ("WARF")
WARFRef.: P96014US/Thomson Agreement No.: 09-0092A

Dear Licensee:

Enclosed for your file is a fully signed original of the above referenced amendment between Vistagen and WARF, effective date, February 2,2009. •

I would like to thank you for your interest in University of Wisconsin technology and invite you to contact us if we can be of further assistance.
Tammy/rorbleau Licensing Department E-mail tammy@WARP.org 608-890-2065

Enclosure: One Execution Copy, Amendment 09-0092A

cc:     Andy DeTienne
Licensing Manager
Wisconsin Alumni Research Foundation

WARF Agreement No.                                                      A

WISCONSIN MATERIALS ADDENDUM

This Addendum is made effective the day of                                                                                                           by and between Wisconsin
Alumni Research Foundation (hereinafter called "WARF"), a nonprofit Wisconsin corporation, and
                               . (hereinafter called "Licensee"), a corporation organized and existing under the laws of Wisconsin.

WHEREAS, WARF and Licensee have entered into License Agreement No., effective
  , (the "Patent Rights Agreement"), granting Licensee the right under certain Licensed Patents to make, use and receive Licensed Materials for use in Internal Research;

WHEREAS, WARF also holds certain rights in human embryonic stem cell lines developed by James A. Thomson of the University of Wisconsin - Madison, working either alone or with other researchers at the University (the "Wisconsin Materials" as defined below); and

WHEREAS, Licensee desires to obtain from WARF the Wisconsin Materials to maintain and use in accordance with the Patent Rights Agreement and the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties further agree as follows:

    1. Except as otherwise provided in this Addendum, all terms and conditions previously set forth in the Patent Rights Agreement shall remain in effect as set forth therein. In the event that this Addendum and the Patent Rights Agreement are inconsistent with respect to any terms and conditions pertaining to the Wisconsin Materials, the terms and provisions of this Addendum shall supersede the terms and provisions of the Patent Rights Agreement.

    2. "Wisconsin Materials" shall mean any and all embryonic stem cells and cell lines provided to Licensee by WARF or a third party authorized by WARF, including any progeny,, unmodified derivatives, genetically modified embryonic stem cells or clones of those cells or cell lines. Within thirty (30) days of the Effective Date of the Patent Rights Agreement, WARF shall provide Licensee, without additional charge, two aliquots each of the following embryonic stem cell lines: HI, H9, H7, HI 3b and HI 4. In addition, Licensee shall be entitled to enroll two of its employees in the three-day Human Embryonic Stem Cell Culture Methods Course offered by the WiCell Research Institute, free of charge.

    3. As used in the Patent Rights Agreement, "Licensed Materials" shall further include, the Wisconsin Materials; provided, however, that Licensee shall not have the right to:

       (a) intermix the Wisconsin Materials with an intact embryo, either human or nonhuman;
       (b)  implant the Wisconsin Materials or any products of the Wisconsin Materials in a uterus, including Derivative Materials derived from the Wisconsin Materials;
       (c) attempting to make whole embryos by any method using the Wisconsin Materials.
       (d) use the Wisconsin Materials for therapeutic purposes.

    4. Licensee agrees that on or before June 30th of each year in which this Addendum is in effect, License will submit to WARF a signed Annual Certification Statement as set forth on Exhibit A confirming compliance with the above restrictions. Licensee agrees that it will comply with all applicable laws, regulations and government orders with respect to any use of the Wisconsin Materials, and shall, as appropriate, seek and comply with the decisions and recommendations of any applicable Institutional Review Board or similar body.

    5. Wisconsin Materials are the property of WARF and are being made available to Licensee as a service by WARF. Ownership of all Wisconsin Materials, including any progeny or modified versions thereof, shall remain with WARF, regardless of whether such Wisconsin Materials are received from WARF or an authorized third party. Any Wisconsin Materials provided hereunder will be returned to WARF or destroyed upon a material breach of any terms of this Addendum or the Patent Rights Agreement.

    6. Licensee agrees to communicate to WARF all publications and/or research results made public by Licensee based on research using the Wisconsin Materials. In addition, any reports, publications, or other disclosure of results obtained with the Wisconsin Materials will acknowledge WARF as the original source of the Wisconsin Materials and, in the event that the Wisconsin Materials were received from an authorized Ihird party, the conditions in which such Wisconsin Materials were maintained prior to their transfer.

    7. Licensee may not assign or transfer this Addendum, nor any of the rights granted herein, except pursuant to a Change of Control Event, without the prior written consent of WARF, such consent not to be unreasonably withheld. This Addendum shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

LICENSEE
'